Atrion Reports First Quarter Results

ALLEN, TX -- (Marketwired - May 06, 2015) - Atrion Corporation (NASDAQ: ATRI) today announced diluted earnings per share for the first quarter of 2015 were $4.01 as compared to $3.61 in the first quarter of 2014. Revenues for the quarter ended March 31, 2015 were $38.3 million compared with $36.4 million in the same period in 2014. Net income in the current-year quarter totaled $7.6 million compared to $7.2 million in last year's first quarter.

Commenting on the Company's results for the first quarter of 2015 compared to the same period last year, David A. Battat, President & CEO, said, "We are pleased with the increased revenues in our cardiovascular and fluid delivery products that resulted in an overall sales increase of 5% despite flat results in the ophthalmic area. As we continue to expand our new product pipeline, investments in R&D in the current-year quarter increased $385,000 over those for the same period of 2014. Nevertheless, operating income for the quarter was up 7%. If R&D expenses had been the same as in the prior-year period, our operating income would have been 11% higher." Mr. Battat continued, "In prior years, tax rate comparisons have fluctuated widely due to the inconsistent timing of R&D tax credit extensions. Tax rates in the first quarters of 2014 and 2015 were essentially similar, as Congress did not extend these credits in either period. Benefiting from both stable tax rates and stock repurchases over the past twelve months, diluted earnings per share were up 11% over those of the 2014 period." Mr. Battat added, "During the quarter we invested $17.0 million to repurchase 50,157 shares of our common stock, while continuing to hold cash and short and long term investments of $32.6 million as of March 31, 2015."

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

                             ATRION CORPORATION
                     CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)
                                (Unaudited)

                                                       Three Months Ended
                                                           March 31,
                                                        2015        2014
                                                    -----------  ----------
Revenues                                            $    38,324  $   36,419
Cost of goods sold                                       19,800      19,031
                                                    -----------  ----------
  Gross profit                                           18,524      17,388
Operating expenses                                        7,038       6,688
                                                    -----------  ----------
  Operating income                                       11,486      10,700

Interest income                                             177         300
Other income (expense), net                                  --           1
                                                    -----------  ----------
  Income before income taxes                             11,663      11,001
Income tax provision                                     (4,061)     (3,800)
                                                    -----------  ----------
  Net income                                              7,602       7,201
                                                    ===========  ==========

Income per basic share                              $      4.05  $     3.63
                                                    ===========  ==========

Weighted average basic shares outstanding                 1,875       1,982
                                                    ===========  ==========

Income per diluted share                            $      4.01  $     3.61
                                                    ===========  ==========

Weighted average diluted shares outstanding               1,895       1,997
                                                    ===========  ==========

                             ATRION CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                                      Mar. 31,     Dec. 31,
ASSETS                                                  2015         2014
                                                    -----------  -----------
                                                    (Unaudited)
Current assets:
  Cash and cash equivalents                         $    15,871  $    20,775
  Short-term investments                                  3,189        3,084
                                                    -----------  -----------
    Total cash and short-term investments                19,060       23,859
  Accounts receivable                                    21,407       16,962
  Inventories                                            26,747       28,022
  Prepaid expenses and other                              1,400        4,720
  Deferred income taxes                                     573          573
                                                    -----------  -----------
    Total current assets                                 69,187       74,136

Long-term investments                                    13,529       21,760

Property, plant and equipment, net                       63,074       62,516
Other assets                                             13,200       13,102
                                                    -----------  -----------

                                                    $   158,990  $   171,514
                                                    ===========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities                                     7,110        9,936
  Line of credit                                             --           --
  Other non-current liabilities                          12,577       12,008
  Stockholders' equity                                  139,303      149,570
                                                    -----------  -----------

                                                    $   158,990  $   171,514
                                                    ===========  ===========

                  NON-GAAP FINANCIAL MEASURE RECONCILIATION
                               (In thousands)

Included in our news release is a non-GAAP financial measure that is calculated by excluding certain expenses that are included in financial measures determined in accordance with GAAP. We have provided this non-GAAP measure as an additional tool for investors to better understand our operating results and to facilitate a comparison of the periods shown. This measure should be considered in addition to, rather than as a substitute for, GAAP measures of the Company's performance. The table below provides a reconciliation of this non-GAAP financial measure with the most directly comparable GAAP financial measure.

                                          Three Months Ended
                                              March 31,            %
                                           2015       2014     Increase
                                        ---------- ---------- ----------
GAAP operating income                      $11,486    $10,700         7%
Adjustment for increase in R&D expenses        385
                                        ---------- ---------- ----------
Adjusted non-GAAP operating income         $11,871    $10,700        11%

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800